EXHIBIT 99.1

SMC Entertainment Executes Acquisition Agreement to Acquire Boutique Investment Manager, Bateau Asset Management, Providing Entry to Australian and Southeast Asian Financial Services Markets  Press Release | 11/06/2024

Bateau Asset Management brings to SMC Entertainment:

•	Foundational acquisition into International Financial Services Sector

•	Well-established client base of high-net-worth individuals

•	Experienced global client services team based in Australia and Singapore

•	Research and advisory capabilities complementary to SMC Entertainment's Fintech platform

BOCA RATON, FL / ACCESSWIRE / November 6, 2024 / SMC Entertainment, Inc. ("SMC" or the "Company") (OTC PINK:SMCE), a Fintech incubator company focused on acquisition and support of commercialized financial services and technology (Fintech) companies, is pleased to announce that it has executed an Acquisition Agreement to acquire a 100% interest in Australia-based Bateau Asset Management, a boutique investment manager ("Bateau"). The acquisition will provide SMC with an initial presence in the Southeast Asia Fintech market.

Since 2016, Bateau has offered an absolute-return investment philosophy delivered by a multi-manager approach to investing. Services include investment research and education with the objective of providing clients with rigorously constructed absolute return portfolios that they can understand.

As further detailed in the Company's Current Report on Form 8-K filed with the SEC, under the terms of the executed Acquisition Agreement, SMC will acquire 100% of Bateau in exchange for the issuance of 14,000,000 shares of Series C Preferred Stock and $2,000,000 in convertible promissory notes.

About Bateau Asset Management

Bateau Asset Management is a boutique investment manager founded in 2016 based in Australia with offices in Singapore. Bateau follows an absolute-return investment philosophy and a multi-manager approach to investing.

To learn more, go to https://www.bateauam.com.au/.

About SMC Entertainment, Inc.

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC's multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity. For more information on SMC, visit www.smceinc.com.

Press Release Contact:

Erik Blum

Chief Executive Officer

SMC Entertainment, Inc.

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by any third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

SOURCE: SMC Entertainment, Inc.